Exhibit 5.1

                       [LETTERHEAD OF COMCAST CORPORATION]





                                                  January 14, 2000



Comcast Corporation
1500 Market Street
Philadelphia, PA  19102-2148

Ladies and Gentlemen:


        I am Senior Deputy General Counsel and Vice President of Comcast Corporation, a Pennsylvania corporation (the "Company"). I have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-3 (No. 333-92509) (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the resale by certain selling shareholders named therein and their permitted transferees of up to 72,837,586 shares (the "Shares") of Class A Special Common Stock, $1.00 par value, of the Company.


        I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion.

        On the basis of the foregoing, I am of the opinion that:

        1. The Shares have been duly authorized and, assuming the due execution and delivery of certificates representing the Shares, when issued and delivered in accordance with the terms of the Agreement and Plan of Merger dated as of November 16, 1999 among the Company, Comcast LCI Holdings, Inc., Lenfest Communications, Inc. and the stockholders named therein, the Shares will be validly issued, fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or similar right.

        I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                     Very truly yours,

                                     /s/ Arthur R. Block
                                     -----------------------------
                                     Arthur R. Block
                                     Senior Deputy General Counsel

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